Exhibit 99.1
Agreements reached for the sale of oil and gas assets in western Canada
Calgary, December 6, 2005 — Imperial and ExxonMobil Canada have entered into agreements with ARC Resources Ltd. for the sale of assets which include Imperial’s interests in the Redwater field (operated by Imperial), as well as its interest in the North Pembina field (operated by ExxonMobil Canada)and ExxonMobil Canada’s interests in the North Pembina field. The purchase price of the assets to be acquired by ARC is $480M (Cdn). Both properties are located in Alberta — Redwater, near Edmonton; North Pembina, near Drayton Valley.
Oil and gas production from these two properties averaged approximately 5,460 oil-equivalent barrels a day during the third quarter of 2005.*
There are 21 employees and one contractor associated with Imperial’s operations at Redwater. It is anticipated these employees will be offered continued employment by the purchaser.
There are 25 employees and two contractors associated with the North Pembina operation. These are ExxonMobil Canada employees seconded to Imperial under the 2005 synergy agreement between the two companies. It is anticipated these employees will be offered continued employment by the purchaser.
*Oil-equivalent barrels (OEB) may be misleading, particularly if used in isolation. An OEB conversion ratio of 6,000 cubic feet to one barrel is based on an energy-equivalency conversion method primarily applicable at the burner tip and does not represent a value equivalency at the well head.

FOR MORE INFORMATION, CONTACT:
Pius Rolheiser — Public Affairs	Susan Swan — Investor Relations
Imperial Oil Limited	Imperial Oil Limited
(403) 237-2710	(403) 237-4537

Exhibit 99.1
Imperial Oil Resources’ proceeds from the sale of oil and gas assets in western Canada totals
$304.5M
Calgary, December 7, 2005 — Further to the announcement yesterday regarding the purchase by ARC Resources Ltd. of assets including Imperial Oil Resources’ wholly owned and operated Redwater field, as well as its interest in the North Pembina field, proceeds to Imperial total $304.5M (Cdn.).
The purchase price of the Imperial assets to be acquired by ARC is $304.5M (Cdn), composed of $235M for the Redwater property and $69.5M for Imperial’s share of the North Pembina field.
Both properties are located in Alberta — Redwater, near Edmonton; North Pembina, near Drayton Valley. Oil and gas production for the Imperial share of these two properties averaged approximately 4,370 oil-equivalent barrels a day during the third quarter of 2005, of which Redwater production averaged approximately 3,950 oil-equivalent barrels per day.*
*Oil-equivalent barrels (OEB) may be misleading, particularly if used in isolation. An OEB conversion ratio of 6,000 cubic feet to one barrel is based on an energy-equivalency conversion method primarily applicable at the burner tip and does not represent a value equivalency at the well head.

FOR MORE INFORMATION, CONTACT:
Pius Rolheiser — Public Affairs	Susan Swan — Investor Relations
Imperial Oil Limited	Imperial Oil Limited
(403) 237-2710	(403) 237-4537